CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Villarreal
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FOURTH QUARTER AND FULL YEAR SALES

New York, NY, February 5, 2009 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its fourth quarter and full year sales results for the fiscal year ended January 31, 2009.

Fourth Quarter

Sales for the fourth quarter decreased 20.0% to $306.7 million compared to $383.1 million in the comparable period of 2007.  Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $99.1 million for the fourth quarter, as compared to $145.9 million for the same period last year.   Comparable store sales (stores open for the same months during the comparable period) for the fourth quarter, excluding the Macy’s and Lord & Taylor stores which were scheduled to close at year-end, decreased 19.6%.  Including these stores, comparable store sales decreased 15.0%.

Fiscal 2008

On a continuing operations basis, fiscal 2008 sales increased 3.2% to $862.6 million compared to $835.9 million for the comparable period of the prior year.  Specialty jewelry stores contributed sales of $309.7 million in 2008 as compared to $223.8 million in 2007.  Comparable store sales in 2008, excluding the Macy’s and Lord & Taylor stores, decreased 11.9%.  Including discontinued stores, comparable store sales decreased 10.6%.  The fiscal year 2007 sales results are on a continuing operations basis, which excludes sales from Parisian stores.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States.  The number of locations at the end of January 2009 totaled 674, including 69 Bailey Banks & Biddle, 34 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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